Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter and Year Ended December 31, 2014

WELLESLEY, Mass.--(BUSINESS WIRE)--February 3, 2015--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”), reported net income of $436 thousand and $1.8 million for the quarter and year ended December 31, 2014, respectively, compared to net income of $434 thousand and $2.2 million for the quarter and year ended December 31, 2013, respectively. Diluted earnings per share were $0.19 and $0.77 for the quarter and year ended December 31, 2014, respectively, compared to $0.19 and $0.97 for the quarter and year ended December 31, 2013, respectively. Total assets were $535.1 million at December 31, 2014, an increase of $76.6 million, or 16.7%, from December 31, 2013 due to a $59.6 million increase in net loans and a $16 million increase in securities supported primarily by a $64.7 million increase in deposits.

Thomas J. Fontaine, President and Chief Executive Officer, said, “We are very pleased to share our year end financial results with our stockholders. Significant to this year’s accomplishments was declaring our initial cash dividend. Asset growth has been strong once again in 2014 as we surpassed $500 million in total assets during the third quarter. I would like to thank our directors, our management team and most of all our employees who continue to demonstrate that premier client service is the cornerstone of our organization.”

Fourth Quarter Earnings
Net income for the quarter ended December 31, 2014 was consistent with the results of the quarter ended December 31, 2013, increasing $2 thousand, or 0.5%, as noninterest expenses increased, offset by increases in net interest income. Net interest income increased $485 thousand, or 13.0%, to $4.2 million for the quarter ended December 31, 2014, as compared to $3.7 million for the quarter ended December 31, 2013. This increase was primarily the result of increased interest income due to an increase in the average balance of our loan portfolio, partially offset by higher interest expense as the average balance of deposits also increased. The yield on earning assets for the quarter ended December 31, 2014 was 4.03%, a decrease of 14 basis points from the prior year level primarily due to lower yields on loans. Deposit and borrowing costs remained at 0.86% for the quarters ended December 31, 2014 and 2013. The net interest margin was 3.32% for the 2014 quarter, compared to 3.47% for the 2013 quarter, reflecting the drop in earning asset yields between the two periods. We recorded a provision for loan losses of $60 thousand for the quarter ended December 31, 2014, a decrease of $90 thousand over the prior year, primarily reflecting a reduction in nonperforming loans and a change in the mix of loan assets as compared to the prior year as we added more residential mortgage loans to our portfolio. Noninterest income totaled $229 thousand for the quarter ended December 31, 2014, a decrease of $23 thousand, or 9.1%, from the prior year. Wealth management fees decreased $33 thousand compared to 2013, while mortgage banking income increased $16 thousand compared to the prior year. Total noninterest expenses increased $572 thousand to $3.7 million for the quarter ended December 31, 2014, as compared to $3.2 million for the quarter ended December 31, 2013. The increase in operating expenses was the result of personnel additions within our wealth management subsidiary and additional staffing to support our commercial lending operations. We also incurred one-time charges of $107 thousand during the 2014 quarter for consultants to facilitate certain contract negotiations on our behalf.

Year Earnings
Net income for the year ended December 31, 2014 decreased $443 thousand compared to net income for the year ended December 31, 2013 due to increased noninterest expenses and an increased provision for loan losses, partially offset by increased net interest income. Net interest income increased $2.2 million, or 16.2%, to $16.1 million for the year ended December 31, 2014, as compared to $13.9 million in the comparable 2013 period. The increase was largely due to increased loan income resulting from the growth in our portfolio. Our earning asset yield decreased 16 basis points to 4.09% in the year ended December 31, 2014 from 4.25% in 2013 as we continued to realize the impact of lower-yielding residential loans and lower yields on commercial real estate loans on overall portfolio yields. Deposit and borrowing costs decreased one basis point to 0.87% in the current period. Our net interest margin was 3.37% for the year ended December 31, 2014, compared to 3.54% for the 2013 period. The provision for loan losses increased to $640 thousand for the year ended December 31, 2014, as compared to $500 thousand in 2013, primarily due to loan growth. For the year ended December 31, 2014, noninterest expenses increased $2.9 million to $13.6 million, as compared to $10.7 million in 2013. Salaries and employee benefits were $8.0 million for the year ended December 31, 2014, as compared to $6.4 million in 2013, reflecting staff additions in all areas of the organization throughout the year. Occupancy and equipment expense increased $604 thousand to $2.1 million for the year ended December 31, 2014, as compared to $1.5 million in 2013. These increases primarily reflect the costs associated with a full year of operation of our office opened in Boston in November 2013. Professional service fees increased $374 thousand as we incurred one-time charges of $295 thousand for consultants to facilitate certain staffing and contract negotiations on our behalf during 2014.

Balance Sheet Growth
Total assets were $535.1 million at December 31, 2014, representing an increase of $76.6 million compared to $458.5 million at December 31, 2013. The increase was primarily related to loan growth during the year, supported primarily by growth in deposits.

Net loans totaled $443.3 million at December 31, 2014, an increase of $59.6 million, as compared to December 31, 2013. Residential mortgage loans increased $51.5 million to $233.3 million at December 31, 2014, primarily due to growth in our adjustable-rate mortgage portfolio, as we continue to capitalize on strong residential loan demand within our marketplace. Commercial real estate loans increased $12.3 million to $94.7 million, compared to $82.4 at December 31, 2013 as we have refocused our efforts to grow that segment of our portfolio. Securities available for sale increased $16.0 million to $52.7 million at December 31, 2014 as compared to $36.7 million at December 31, 2013 as we seek to rebalance our overall mix of assets. Deposits increased $64.7 million to $422.2 million at December 31, 2014. The increase was primarily attributable to an increase in savings deposits of $52.2 million, an increase of $15.8 million in money market deposits, and an increase of $13.9 million in demand deposits. Longer-term FHLB advances increased $16.0 million to $59.5 million as we funded a portion of our loan growth with lower cost, long-term advances. Short-term borrowings, which consist entirely of advances from the FHLB, totaled $2.0 million at December 31, 2014, a reduction of $7.0 million from December 31, 2013 as retail and commercial deposit growth provided funds for short-term liquidity needs.

Stockholders’ equity increased $2.6 million to $49.3 million, primarily due to earnings, the impact of stock compensation plans, and an increase in accumulated other comprehensive income during the twelve month period. At December 31, 2014 the Company’s ratio of stockholders’ equity to total assets was 9.22% as compared to 10.21% at December 31, 2013.

About Wellesley Bancorp
The Company is the holding company for Wellesley Bank, a community-oriented financial institution. Wellesley Bank has been serving Wellesley and the greater Boston area since 1911. Our team of highly experienced and knowledgeable bankers provide exceptional and trusted advice to successful individuals, families, businesses, private partnerships, nonprofit organizations, foundations and trusts. We do so with the greatest degree of personal attention and confidentiality.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Statements of Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Interest and dividend income:
Interest and fees on loans	$4,863	$4,302	$18,559	$15,902
Other interest and dividend income	256	186	986	758
Total interest and dividend income	5,119	4,458	19,545	16,660
Interest expense	900	754	3,425	2,785

Net interest income	4,219	3,734	16,120	13,875
Provision for loan losses	60	150	640	500

Net interest income, after provision for loan losses	4,159	3,584	15,480	13,375

Total noninterest income	229	252	959	949

Noninterest expenses:
Salaries and employee benefits	2,130	1,852	8,011	6,358
Occupancy and equipment	582	441	2,095	1,491
Professional fees	259	119	825	451
Other general and administrative	753	740	2,627	2,399
Total noninterest expenses	3,724	3,152	13,558	10,699

Income before income taxes	664	684	2,881	3,625
Provision for income taxes	228	250	1,104	1,405

Net income	$436	$434	$1,777	$2,220

Other Data:
Return on average assets (1)	0.34%	0.39%	0.36%	0.55%
Return on average equity (1)	3.59%	3.90%	3.70%	5.09%
Net interest margin (1)	3.32%	3.47%	3.37%	3.54%
Earnings per common share:
Basic	$0.19	$0.19	$0.78	$0.97
Diluted	$0.19	$0.19	$0.77	$0.97
Weighted average shares outstanding:
Basic	2,300,380	2,289,247	2,292,984	2,288,245
Diluted	2,310,137	2,289,247	2,299,033	2,288,245
Stockholders’ equity to total assets at end of period	9.22%	10.21%	9.22%	10.21%
Book value per common share at end of period	$20.07	$19.06	$20.07	$19.06
Nonperforming loans to total loans	1.08%	1.59%	1.08%	1.59%

(1) Annualized for the three month periods

The Company’s summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$19,271	$19,067

Certificates of deposit	100	100
Securities available for sale, at fair value	52,681	36,672
Federal Home Loan Bank of Boston stock, at cost	3,660	3,176
Loans held for sale	537	825

Loans	448,084	387,931
Less allowance for loan losses	(4,738)	(4,213)
Loans, net	443,346	383,718

Bank-owned life insurance	6,841	6,607
Premises and equipment, net	3,753	3,805
Other assets	4,926	4,550

Total assets	$535,115	$458,520

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$58,859	$44,864
Interest-bearing	363,386	312,654
	422,245	357,518

Short-term borrowings	2,000	9,000
Long-term debt	59,500	43,500
Accrued expenses and other liabilities	2,024	1,713
Total liabilities	485,769	411,731

Stockholders’ equity	49,346	46,789

Total liabilities and stockholders’ equity	$535,115	$458,520

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer